Filed Pursuant to Rule 433
Registration No. 333-252342

Term Sheet
December 8, 2021

Issuer:	Toyota Motor Credit Corporation
Security:	Floating Rate Medium-Term Notes, Series B
Issuer Senior Long-Term Debt Ratings:	Moody’s Investors Service, Inc.: A1 (stable outlook) S&P Global Ratings: A+ (stable outlook) Fitch Ratings: A+ (stable outlook)
CUSIP:	89236TJR7
Trade Date:	December 8, 2021
Original Issue Date:	December 13, 2021 (T+3)
Stated Maturity Date:	December 14, 2022
Principal Amount:	$1,250,000,000 (may be increased prior to the Original Issue Date)
Price to Public:	100.000%
Commission:	0.030% in the case of J.P. Morgan Securities LLC 0.150% in the case of Toyota Financial Services Securities USA Corporation
Net Proceeds to Issuer:	99.970% / $624,812,500 in the case of J.P. Morgan Securities LLC 99.850% / $624,062,500 in the case of Toyota Financial Services Securities USA Corporation
Interest Rate Basis:	SOFR
Spread:	+28 basis points
Minimum Interest Rate:	0.000%
Interest Payment Frequency:	Monthly
Initial Interest Rate:	The initial interest rate will be based on SOFR determined as of December 9, 2021 plus the Spread.
Interest Payment Dates:	Each January 14, February 14, March 14, April 14, May 14, June 14, July 14, August 14, September 14, October 14, November 14 and December 14, beginning on January 14, 2022 (long first coupon) and ending on the Stated Maturity Date.
Interest Reset Dates:	Each U.S. Government Securities Business Day in the relevant Interest Payment Calculation Period. The first interest reset date shall be the Original Issue Date and thereafter, each U.S. Government Securities Business Day.
Interest Determination Date:	The second U.S. Government Securities Business Day preceding the relevant Interest Reset Date.
Interest Payment Calculation Period:

The period from and including one Interest Payment Date to but excluding the immediately following Interest Payment Date, provided that the first Interest Payment Calculation Period shall be from and including the Original Issue Date to but excluding the first Interest Payment Date.

Day Count Convention:	Actual/360
Business Day Convention:	Modified Following, adjusted
Business Days:	New York and U.S. Government Securities Business Day
Governing Law:	New York
Calculation Agent:	Deutsche Bank Trust Company Americas
Minimum Denominations:	$1,000 and $1,000 increments thereafter
Agents/DTC Numbers:	J.P. Morgan Securities LLC/#0187 Toyota Financial Services Securities USA Corporation/#0443
Concurrent Offering:	Concurrently with this offering of the notes, the Issuer is also offering by means of a separate term sheet $750,000,000 aggregate principal amount of Floating Rate Medium-Term Notes due June 13, 2023 (the “2023 Notes”). This term sheet does not constitute an offer to sell, or the solicitation of an offer to buy, any of the 2023 Notes. Any offering of the 2023 Notes may be made only by means of a prospectus and related prospectus supplement.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal at any time.

This term sheet supplements the prospectus supplement dated January 25, 2021 and the related prospectus dated January 22, 2021; capitalized terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the prospectus supplement and the related prospectus.

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The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Toyota Financial Services Securities USA Corporation toll-free at 1-800-292-1147.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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